Citigroup Global Markets Holdings Inc.	Free Writing Prospectus to Pricing Supplement No. 2025-USNCH28361 Registration Statement Nos. 333-270327 and 333-270327-01 Dated September 16, 2025; Filed pursuant to Rule 433

Enhanced Trigger Jump Securities with Auto-Callable Feature Based Upon the Common Stock of Broadcom Inc.

Due October    , 2030
Principal at Risk Securities

This document provides a summary of the terms of the securities.  Investors must carefully review the accompanying preliminary pricing supplement referenced below, product supplement, prospectus supplement and prospectus, and the “Risk Considerations” on the following page, prior to making an investment decision.

Summary Terms
Issuer:	Citigroup Global Markets Holdings Inc.
Guarantor:	Citigroup Inc.
Underlying shares:	Shares of common stock of Broadcom Inc. (ticker symbol: “AVGO”) (the “underlying share issuer”)
Stated principal amount:	$1,000 per security
Pricing date:	September 26, 2025
Issue date:	October 1, 2025
Maturity date:	October 1, 2030
Valuation dates, potential redemption dates and premiums:	The valuation dates, potential redemption dates and premiums are listed below. The premium applicable to each valuation date is the amount indicated below.
	Valuation Dates*	Potential Redemption Dates**	Premium
	October 5, 2026	October 8, 2026	16.7500% of the stated principal amount
	December 28, 2026	December 31, 2026	20.9375% of the stated principal amount
	March 29, 2027	April 1, 2027	25.1250% of the stated principal amount
	June 28, 2027	July 1, 2027	29.3125% of the stated principal amount
	September 27, 2027	September 30, 2027	33.5000% of the stated principal amount
	December 27, 2027	December 30, 2027	37.6875% of the stated principal amount
	March 27, 2028	March 30, 2028	41.8750% of the stated principal amount
	June 26, 2028	June 29, 2028	46.0625% of the stated principal amount
	September 26, 2028	September 29, 2028	50.2500% of the stated principal amount
	December 26, 2028	December 29, 2028	54.4375% of the stated principal amount
	March 26, 2029	March 29, 2029	58.6250% of the stated principal amount
	June 26, 2029	June 29, 2029	62.8125% of the stated principal amount
	September 26, 2029	October 1, 2029	67.0000% of the stated principal amount
	December 26, 2029	December 31, 2029	71.1875% of the stated principal amount
	March 26, 2030	March 29, 2030	75.3750% of the stated principal amount
	June 26, 2030	July 1, 2030	79.5625% of the stated principal amount
	September 26, 2030 (the “final valuation date”)	N/A	83.7500% of the stated principal amount

*Each valuation date is subject to postponement if such date is not a scheduled trading day or certain market disruption events occur with respect to the underlying shares

**If the valuation date immediately preceding any potential redemption date is postponed, that potential redemption date will also be postponed so that it falls on the third business day after such valuation date, as postponed

Automatic early redemption:	If, on any valuation date prior to the final valuation date, the closing price of the underlying shares is greater than or equal to the initial share price, the securities will be automatically redeemed on the potential redemption date immediately following that valuation date for an amount in cash per security equal to $1,000 plus the premium applicable to that valuation date. If the securities are automatically redeemed following any valuation date prior to the final valuation date, they will cease to be outstanding and you will not be entitled to receive the premium applicable to any later valuation date.
Share return:	(i) The final share price minus the initial share price, divided by (ii) the initial share price
Initial share price:	The closing price of the underlying shares on the pricing date

Payment at maturity[1]:

If the securities have not previously been redeemed, you will receive at maturity, for each $1,000 stated principal amount security you then hold, an amount in cash equal to:

•   If the final share price is greater than or equal to the trigger price: $1,000 + the premium applicable to the final valuation date

•   If the final share price is less than the trigger price:
$1,000 + ($1,000 x the share return)

If the securities are not automatically redeemed prior to maturity and the final share price is less than the trigger price, your payment at maturity will be less, and possibly significantly less, than $800.00 per security. You should not invest in the securities unless you are willing and able to bear the risk of losing a significant portion and up to all of your investment.

CUSIP/ISIN:	17333MVJ9 / US17333MVJ97
Preliminary pricing supplement:	https://www.sec.gov/Archives/edgar/data/200245/000095010325011689/dp234413_424b2-us2509955d.htm

Hypothetical Payment[1]
If the first valuation date on which the closing price of the underlying shares is greater than or equal to the initial share price is . . .	. . . then you will receive the following payment per security upon automatic early redemption:
1st valuation date	$1,167.500
2nd valuation date	$1,209.375
3rd valuation date	$1,251.250
4th valuation date	$1,293.125
5th valuation date	$1,335.000
6th valuation date	$1,376.875
7th valuation date	$1,418.750
8th valuation date	$1,460.625
9th valuation date	$1,502.500
10th valuation date	$1,544.375
11th valuation date	$1,586.250
12th valuation date	$1,628.125
13th valuation date	$1,670.000
14th valuation date	$1,711.875
15th valuation date	$1,753.750
16th valuation date	$1,795.625
[1]All payments are subject to our credit risk

On the date of the accompanying preliminary pricing supplement, Citigroup Global Markets Holdings Inc. expects that the estimated value of the securities on the pricing date will be at least $895.00 per security, which will be less than the public offering price. The estimated value of the securities is based on Citigroup Global Markets Inc.’s (“CGMI”) proprietary pricing models and Citigroup Global Markets Holdings Inc.’s internal funding rate. It is not an indication of actual profit to CGMI or other of Citigroup Global Markets Holdings Inc.’s affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you at any time after issuance. See “Valuation of the Securities” in the accompanying preliminary pricing supplement.

Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed registration statements (including the accompanying preliminary pricing supplement, product supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the accompanying preliminary pricing supplement, product supplement, prospectus supplement and prospectus in those registration statements (File Nos. 333-270327 and 333-270327-01) and the other documents Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Global Markets Holdings Inc., Citigroup Inc. and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request these documents by calling toll-free 1-800-831-9146.

Underlying Shares

For more information about the underlying shares, including historical performance information, see the accompanying preliminary pricing supplement.

Risk Considerations

The risks set forth below are discussed in more detail in the “Summary Risk Factors” section in the accompanying preliminary pricing supplement.  Please review those risk factors carefully prior to making an investment decision.

•	You may lose a significant portion or all of your investment.

•	The trigger feature of the securities exposes you to particular risks.

•	The securities do not pay interest.

•	Your potential return on the securities is limited.

•	The term of the securities may be as short as one year.

•	Investing in the securities is not equivalent to investing in the underlying shares.

•	Your return on the securities depends on the closing price of the underlying shares on a limited number of days.

•	The securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.

•	The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity.

•	The estimated value of the securities on the pricing date, based on CGMI’s proprietary pricing models and Citigroup Global Markets Holdings Inc.’s internal funding rate, will be less than the issue price.

•	The estimated value of the securities was determined for Citigroup Global Markets Holdings Inc. by its affiliate using proprietary pricing models.

•	The estimated value of the securities would be lower if it were calculated based on Citigroup Global Markets Holdings Inc.’s secondary market rate.

•	The estimated value of the securities is not an indication of the price, if any, at which Citigroup Global Markets Holdings Inc. or any other person may be willing to buy the securities from you in the secondary market.

•	The value of the securities prior to maturity will fluctuate based on many unpredictable factors.

•	Immediately following issuance, any secondary market bid price provided by Citigroup Global Markets Holdings Inc., and the value that will be indicated on any brokerage account statements prepared by Citigroup Global Markets Holdings Inc. or its affiliates, will reflect a temporary upward adjustment.

•	Governmental regulatory actions, such as sanctions, could adversely affect your investment in the securities.

•	Citigroup Global Markets Holdings Inc.’s offering of the securities does not constitute a recommendation of the underlying shares.

•	The price of the underlying shares may be adversely affected by our or our affiliates’ hedging and other trading activities.

•	Citigroup Global Markets Holdings Inc. and its affiliates may have economic interests that are adverse to yours as a result of the business activities of Citigroup Global Markets Holdings Inc.’s affiliates.

•	You will have no rights and will not receive dividends with respect to the underlying shares.

•	Even if the underlying share issuer pays a dividend that it identifies as special or extraordinary, no adjustment will be required under the securities for that dividend unless it meets the criteria specified in the accompanying product supplement.

•	The securities will not be adjusted for all events that could affect the price of the underlying shares.

•	If the underlying shares are delisted, we may call the securities prior to maturity for an amount that may be less than the stated principal amount.

•	The securities may become linked to shares of an issuer other than the original underlying share issuer upon the occurrence of a reorganization event or upon the delisting of the underlying shares.

•	The calculation agent, which is an affiliate of Citigroup Global Markets Holdings Inc., will make important determinations with respect to the securities.

•	The U.S. federal tax consequences of an investment in the securities are unclear.

Tax Considerations

You should review carefully the discussion in the accompanying preliminary pricing supplement under the heading “United States Federal Tax Considerations” concerning the U.S. federal tax consequences of an investment in the securities, and you should consult your tax adviser.